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                                                                        082991



                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                     THE GABELLI EQUITY SERIES FUNDS, INC.

                                      and

                      STATE STREET BANK AND TRUST COMPANY






1G290

WP1520C



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                              TABLE OF CONTENTS

                                                                           PAGE

Article 1   Terms of Appointment; Duties of the Bank..........................2

Article 2   Fees and Expenses.................................................6

Article 3   Representations and Warranties of the Bank........................7

Article 4   Representations and Warranties of the Fund........................7

Article 5   Indemnification...................................................8

Article 6   Covenants of the Fund and the Bank...............................11

Article 7   Termination of Agreement.........................................12

Article 8   Additional Funds.................................................13

Article 9   Assignment.......................................................13

Article 10  Amendment........................................................14

Article 11  Massachusetts Law to Apply.......................................14

Article 12  Merger of Agreement..............................................14

Article 13  Counterparts.....................................................14

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                     TRANSFER AGENCY AND SERVICE AGREEMENT



         AGREEMENT made as of the            day of ,                  1991, by
and between THE GABELLI EQUITY SERIES FUNDS, INC., a Maryland corporation, having its principal office and place of business at Corporate Center at Rye, Rye, New York 10580 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

         WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund intends to initially offer shares in two series, The Gabelli Small Cap Growth Fund and The Gabelli Equity Income Fund (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 8, being herein referred to, as a "Portfolio", and collectively as the "Portfolios");

         WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

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Article 1 TERMS OF APPOINTMENT; DUTIES OF THE BANK

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of capital stock of the Fund representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

         1.02 The Bank agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Bank, the Bank shall:

         (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");



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         (ii)   Pursuant to purchase orders, issue the appropriate number of
                Shares and hold such Shares in the appropriate Shareholder account;

         (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

         (iv) In respect to the transactions in items (i), (ii) and (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

         (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (vii) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

         (viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at

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                its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

         (ix) Report abandoned property to the various states as authorized by the Fund per policies and principles agreed upon by the Fund and the Bank;

         (x) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

         (xi) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule l7Ad-l0(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without


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limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and
(ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.

         (c) In addition, the Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

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         (d) Procedures as to who shall provide certain of these services in
Article 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

Article 2 FEES AND EXPENSES

         2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

         2.03 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for receipt of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.


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Article 3  REPRESENTATIONS AND WARRANTIES OF THE BANK

         The Bank represents and warrants to the Fund that:

         3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

         3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4  REPRESENTATIONS AND WARRANTIES OF THE FUND

         The Fund represents and warrants to the Bank that:

         4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

         4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         4.03 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

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         4.05 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 5  INDEMNIFICATION

         5.01 The Bank shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

         (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents or services which (i) are received or relied upon by the Bank or its agents or subcontractors and/or furnished to it or performed by or on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund.

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         (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

         5.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction,


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information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

         5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party


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advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6  COVENANTS OF THE FUND AND THE BANK

         6.01 The Fund shall on behalf of each of the Portfolios promptly furnish to the Bank the following:

         (a) A certified copy of the resolution of the Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

         6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed


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by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7  TERMINATION OF AGREEMENT

         7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

   7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.


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Article 8  ADDITIONAL FUNDS

         8.01 In the event that the Fund establishes one or more series of Shares in addition to The Gabelli Small Cap Growth Fund and The Gabelli Equity Income Fund with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Article 9  ASSIGNMENT

         9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         9.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.


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Article 10 AMENDMENT

         10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Directors of the Fund.

Article 11 MASSACHUSETTS LAW TO APPLY

         11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 12 MERGER OF AGREEMENT

         12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 13 COUNTERPARTS

         13.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.




                                      THE GABELLI EQUITY SERIES FUNDS, INC.


                                      BY: /s/ Bruce N. Alpert
                                          -----------------------------
                                          Vice President & Treasurer



ATTEST:

/s/ Marilyn Maier
--------------------------



                                      STATE STREET BANK AND TRUST COMPANY


                                      BY: /s/ Charles R. Whittemore, Jr.
                                          ------------------------------
                                          Vice President

ATTEST:

/s/ Maureen A. Rodriguez
--------------------------
Assistant Secretary








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                      STATE STREET BANK AND TRUST COMPANY

                          TRANSFER AGENT FEE SCHEDULE

                     The Gabelli Equity Series Funds, Inc.
                       The Gabelli Small Cap Growth Fund
                         The Gabelli Equity Income Fund

GENERAL - Fees are based on annual per shareholder account charges for account maintenance plus out-of-pocket expenses. Annual maintenance charges for various kinds of mutual funds are given below. There is a minimum charge per fund on the following schedule:

          One Fund                           $5,000/month per fund
          Two Funds                          $3,000/month per fund
          Three to Five Funds                $2,500/month per fund
          Each Fund over the Five            $1,300/month per fund

ANNUAL MAINTENANCE CHARGES - Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

OPEN ACCOUNT

          The Gabelli Small Cap Growth Fund  $7.00
          The Gabelli Equity Income Fund     $7.00

The above rates are to be incremented $.25 per dividend payment cycle (e.g., monthly dividend, add $3.00 to the annual maintenance fee).

CLOSED ACCOUNT                               $1.20

TELEPHONE CALLS                              $1.00

Investor Fees (Optional)                     $1.80
(per Investor Record)

OUT-OF-POCKET EXPENSES

Out-of-Pocket expenses include but are not limited to: Confirmation statements, postage, forms, audio response, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the fund.

          Minimum waived for initial 3 months of operation.

THE GABELLI EQUITY SERIES FUNDS, INC.       STATE STREET BANK AND TRUST CO.

By /s/ Bruce N. Alpert                      By /s/
     -------------------------------              -------------------------

Title VP & Treasurer                        Title Vice President
      ------------------------------              -------------------------

Date 10/1/91                                Date 10/1/91
     -------------------------------             --------------------------

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